Exhibit 99.1

FOR IMMEDIATE RELEASE

November 1, 2012

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-844-7516

Harris Teeter Supermarkets, Inc. Reports Fiscal 2012 Results

MATTHEWS, N.C.—November 1, 2012—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the 52 weeks ended October 2, 2012 increased by 5.8% to $4.54 billion from $4.29 billion in fiscal 2011. Sales for the fourth quarter of fiscal 2012 increased by 3.7% to $1.14 billion from $1.10 billion in the fourth quarter of fiscal 2011. The increase in sales for the year and quarter was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 3.97% for the year, and 3.01% for the fourth quarter of fiscal 2012, from the respective comparable periods of fiscal 2011.

During fiscal 2012, the Company closed its previously announced purchase and sale agreement between the Company’s subsidiary Harris Teeter, Inc. (“Harris Teeter”) and Lowes Food Stores, Inc. (“Lowes Foods”) (the “Lowes Foods Transaction”). Per the agreement Harris Teeter acquired ten Lowes Foods store locations in the central Carolinas region and Lowes Foods acquired six Harris Teeter store locations in western North Carolina. The majority of the stores acquired by Harris Teeter were temporarily closed for remodeling, stocking and training of employees. Six of the acquired stores were re-opened during the fourth quarter of fiscal 2012. Subsequent to the fiscal year end, two of the acquired stores were re-opened under a new format and banner - “201central.” The 201central format features a worldwide variety of wine, beer, specialty foods and other selected merchandise.

During fiscal 2012, the Company opened thirteen new stores (which includes six of the stores acquired from Lowes Foods and one replacement for a store closed in the first quarter) and closed eight stores (comprised of the six stores sold to Lowes Foods, one replacement that opened in fiscal 2012 and one replacement which is expected to open in fiscal 2013). In addition, one store located in the Washington D.C. market has been temporarily closed while the Company repairs damage caused by flooding that occurred in the third quarter of fiscal 2012. The Company operated 208 stores as of the end of fiscal 2012 and retail square footage increased by 4.5% in fiscal 2012, as compared to an increase of 3.2% in fiscal 2011.

As previously disclosed, the Company sold all of its ownership interest in its wholly-owned industrial thread manufacturing company American & Efird (“A&E”) on November 7, 2011. As such, A&E’s results of operations and financial position are reported as discontinued operations.

Gross profit increased in fiscal 2012 by 7.0% to $1.36 billion (29.95% of sales) from $1.27 billion (29.64% of sales) in fiscal 2011. For the fourth quarter of fiscal 2012, gross profit increased by 6.0% to $339.8 million (29.73% of sales) from $320.5 million (29.10% of sales) in the fourth quarter of fiscal 2011. The LIFO charge for fiscal 2012 was $3.0 million (0.07% of sales) as compared to $11.1 million (0.26% of sales) for fiscal 2011. During the fourth quarter of fiscal 2012 the LIFO adjustment was a credit of $4.4 million (0.38% of sales) as compared to a credit of $0.2 million (0.02% of sales) in the fourth quarter of fiscal 2011. The fiscal 2012 annual inflation rate moderated toward the end of the year, resulting in lower product cost inflation than that anticipated by the Company in its quarterly estimates.

Selling, general and administrative (“SG&A”) expenses for fiscal 2012 increased from fiscal 2011 as a result of incremental store growth and its impact on associated operational costs, and $29.8 million of impairment losses and other incremental costs associated with the Lowes Foods Transaction. The increase in SG&A expenses was partially offset by gains of $3.1 million recognized from life insurance proceeds the Company recorded in the third quarter of fiscal 2012. On a percent of sales basis, SG&A expenses for fiscal 2012 increased by 76 basis points (of which 66 basis points represented the Lowes Foods Transaction incremental costs) over fiscal 2011. During the fourth quarter of fiscal 2012, the Company recorded $7.5 million of Lowes Foods Transaction incremental costs which represented 65 basis points of the 107 basis points increase in SG&A expenses as a percent to sales from the fourth quarter of fiscal 2011 to the fourth quarter of fiscal 2012. The Company’s emphasis on cost controls and improved labor management has been effective in offsetting a portion of the increases in health and welfare costs, pension expense and other fringe benefit costs, as well as increased costs associated with the Company’s store remodeling program.

Operating profit for fiscal 2012 was $171.0 million, comprised of Harris Teeter operating profit of $178.2 million ($208.0 million, or 4.59% to sales, without the Lowes Foods Transaction incremental costs) and Corporate operating losses of $7.2 million (including the $3.1 million gain on life insurance proceeds). Operating profit in fiscal 2011 was $180.7 million, comprised of Harris Teeter operating profit of $191.1 million (4.45% of sales) and Corporate operating losses of $10.4 million.

Operating profit for the fourth quarter of fiscal 2012 was $39.7 million, comprised of Harris Teeter operating profit of $42.1 million ($49.6 million, or 4.34% of sales, without the Lowes Foods Transaction incremental costs) and Corporate operating losses of $2.4 million. Operating profit for the fourth quarter of fiscal 2011 was $43.0 million, comprised of Harris Teeter operating profit of $45.0 million (4.09% of sales) and Corporate operating losses of $2.0 million.

The Company reported net earnings of $82.5 million for fiscal 2012, compared to net earnings of $91.2 million for fiscal 2011. Net earnings for fiscal 2012 were comprised of earnings from continuing operations of $99.9 million, or $2.04 per diluted share, and losses from discontinued operations of $17.4 million. The net impact of the Lowes Foods Transaction incremental costs offset by the insurance gains reduced earnings from continuing operations after tax in fiscal 2012 by $15.0 million, or $0.31 per diluted share. Earnings from continuing operations for fiscal 2012 were also favorably impacted by a reversal of accrued interest amounting to $1.3 million that was associated with a reduction of the Company’s unrecognized tax positions. Net earnings for fiscal 2011 were comprised of earnings from continuing operations of $111.4 million, or $2.28 per diluted share, and losses from discontinued operations of $20.2 million. Fiscal 2011 earnings from continuing operations included a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment.

Net earnings for the fourth quarter of fiscal 2012 totaled $22.8 million and were comprised of earnings from continuing operations of $23.7 million, or $0.48 per diluted share and losses from discontinued operations of $0.9 million. The net impact of the Lowes Foods Transaction incremental costs reduced earnings from continuing operations after tax in the fourth quarter of fiscal 2012 by $4.5 million, or $0.09 per diluted share. A net loss of $8.9 million was recognized in the fourth quarter of 2011, comprised of earnings from continuing operations of $24.6 million, or $0.50 per diluted share, and losses from discontinued operations of $33.5 million.

Pre-tax losses from discontinued operations for fiscal 2012 amounted to $19.5 million, $17.4 million after tax benefits or $0.36 per diluted share. The fiscal 2012 losses from discontinued operations included $26.3 million of non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E. The majority of these charges resulted from adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses that was previously included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations and was based on actuarial calculations. The final purchase price allocation and its impact on income taxes will not be complete until the Company files its tax return in the third quarter of fiscal 2013. Additional adjustments to taxes or other costs related to the A&E sale could occur in the future.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are pleased with our results for fiscal 2012 and the completion of our purchase and sale transaction with Lowes Foods. As we reported, the non-cash impairment charges and additional incremental expenses we incurred in this transaction reduced the Company’s operating profit by $29.8 million and decreased the operating margin by 66 basis points in fiscal 2012. Without these additional costs, our operating profit for fiscal 2012 would have increased 11.1% and our operating margin would have increased 21 basis points over fiscal 2011. Our pricing and promotional strategies continue to be effective in driving unit sales and customer visits. On a comparable store basis, we continue to experience increased unit sales compared to the prior year and our store brand penetration continues to improve. We believe these positive results are attributable to our continuing commitment to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2012 totaled $200 million and are expected to total approximately $235 million for fiscal 2013. The Company continues to accelerate its new store growth. The fiscal 2013 capital plan includes 12 new stores (which includes two replacements and the two store locations acquired from Lowes Foods that were converted to our 201central format) and nine major remodels (three of which will be expanded in size). The fiscal 2013 new store openings are currently scheduled for three in the first quarter, two in the third quarter and seven in the fourth quarter. In addition, the Company anticipates re-opening the store in the Washington D.C. market that was closed to repair damage caused by flooding. The fiscal 2013 store development program is expected to result in a 5.4% increase in retail square footage, as compared to a 4.5% increase in fiscal 2012. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for fiscal 2013 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at: www.harristeeter.com.

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Earnings
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended				52 Weeks Ended
	October 2, 2012		October 2, 2011		October 2, 2012		October 2, 2011
Sales	$1,142,793	100.00%	$1,101,488	100.00%	$4,535,414	100.00%	$4,285,565	100.00%
Cost of Sales	803,009	70.27%	780,996	70.90%	3,176,914	70.05%	3,015,517	70.36%
Gross Profit	339,784	29.73%	320,492	29.10%	1,358,500	29.95%	1,270,048	29.64%

Selling, General and Administrative
Expenses:
Harris Teeter	297,699	26.05%	275,449	25.01%	1,180,311	26.02%	1,078,978	25.18%
Corporate	2,413	0.21%	1,991	0.18%	7,211	0.16%	10,364	0.24%
Total	300,112	26.26%	277,440	25.19%	1,187,522	26.18%	1,089,342	25.42%

Operating Profit	39,672	3.47%	43,052	3.91%	170,978	3.77%	180,706	4.22%

Other Expense (Income):
Interest expense	4,395	0.38%	4,754	0.43%	16,998	0.37%	19,116	0.44%
Interest income	(103)	-0.01%	(47)	0.00%	(587)	-0.01%	(133)	0.00%
Net investment gain	—	0.00%	—	0.00%	—	0.00%	(19,392)	-0.45%
Total	4,292	0.38%	4,707	0.43%	16,411	0.36%	(409)	-0.01%

Earnings From Continuing Operations
Before Income Taxes	35,380	3.09%	38,345	3.48%	154,567	3.41%	181,115	4.23%
Income Tax Expense	11,686	1.02%	13,722	1.24%	54,640	1.21%	69,657	1.63%
Earnings from Continuing
Operations, Net of Income Taxes	23,694	2.07%	24,623	2.24%	99,927	2.20%	111,458	2.60%

(Loss) Earnings from Operations of
Discontinued Operations	(436)		(42,847)		(19,472)		(22,672)
Income Tax Expense (Benefit)	444		(9,335)		(2,057)		(2,461)
(Loss) Earnings from Discontinued
Operations, Net of Income Taxes	(880)		(33,512)		(17,415)		(20,211)

Net Earnings (Loss)	$22,814		$(8,889)		$82,512		$91,247

Net Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.49		$0.51		$2.05		$2.30
Discontinued Operations	$(0.02)		$(0.69)		$(0.36)		$(0.42)
Total	$0.47		$(0.18)		$1.69		$1.88

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.48		$0.50		$2.04		$2.28
Discontinued Operations	$(0.02)		$(0.69)		$(0.36)		$(0.41)
Total	$0.46		$(0.18)		$1.68		$1.87

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,790		48,496		48,751		48,469
Diluted	49,110		48,916		49,053		48,852

Dividends Declared Per Common Share	$0.14		$0.13		$0.55		$0.52

Effective Tax Rate on Continuing Operations	33.0%		35.8%		35.4%		38.5%

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	October 2,	October 2,
	2012	2011
Assets
Current Assets:
Cash and Cash Equivalents	$212,211	$164,479
Accounts Receivable, Net	59,267	47,088
Refundable Income Taxes	27,583	15,055
Inventories	305,106	287,137
Deferred Income Taxes	6,044	1,321
Prepaid Expenses and Other Current Assets	24,182	24,576
Current Assets of Discontinued Operations	—	220,017
Total Current Assets	634,393	759,673

Property, Net	1,102,703	1,019,468
Investments	107,424	112,556
Goodwill	19,301	—
Intangible Assets	15,039	13,609
Other Long-Term Assets	73,628	79,118

Total Assets	$1,952,488	$1,984,424

Liabilities and Shareholders' Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,219	$3,902
Accounts Payable	281,142	252,859
Accrued Compensation	69,390	63,236
Other Current Liabilities	96,887	87,805
Current Liabilities of Discontinued Operations	—	71,571
Total Current Liabilities	451,638	479,373

Long-Term Debt and Capital Lease Obligations	208,271	283,428
Deferred Income Taxes	10,941	19,674
Pension Liabilities	119,883	113,617
Other Long-Term Liabilities	124,136	113,250

Shareholders' 'Equity:
Common Stock	111,347	104,211
Retained Earnings	1,039,935	984,535
Accumulated Other Comprehensive Loss	(113,663)	(100,423)
Accumulated Other Comprehensive Loss of Discontinued Operations	—	(19,048)
Total Shareholders' Equity of Harris Teeter Supermarkets, Inc.	1,037,619	969,275
Noncontrolling Interest of Discontinued Operations	—	5,807
Total Shareholders' Equity	1,037,619	975,082

Total Liabilities and Shareholders' Equity	$1,952,488	$1,984,424

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	52 Weeks Ended
	October 2,	October 2,
	2012	2011
Cash Flow From Operating Activities:
Net Earnings	$82,512	$91,247
Losses from Discontinued Operations	17,415	20,211
Non-Cash Items Included in Net Income
Depreciation and Amortization	135,542	128,717
Deferred Income Taxes	1,814	13,684
Net Gain on Sale of Property and Investments	(132)	(20,162)
Share-Based Compensation	7,121	8,073
Other, Net	(1,863)	(1,496)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(12,179)	785
Inventories	(17,969)	(15,112)
Prepaid Expenses and Other Current Assets	864	3,308
Accounts Payable	24,665	37,528
Other Current Liabilities	(4,513)	18,449
Other Long-Term Operating Accounts	(25,980)	(41,312)
Net Cash Provided by Operating Activities of Discontinued Operations	—	28,326
Net Cash Provided by Operating Activities	207,297	272,246

Investing Activities:
Capital Expenditures	(199,946)	(147,993)
Purchase of Other Investments	(3,448)	(19,436)
Business Acquisition	(26,296)	—
Proceeds from Sale of Property and Investments	172,143	65,697
Net Proceeds From (Investments in) Company-Owned Life Insurance	12,486	(1,073)
Other, Net	(28)	(627)
Net Cash Used by Investing Activities of Discontinued Operations	—	(5,538)
Net Cash Used by Investing Activities	(45,089)	(108,970)

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(83,706)	(30,910)
Dividends Paid	(27,112)	(25,555)
Proceeds from Stock Issued	486	622
Share-Based Compensation Tax Benefits	1,760	908
Shares Effectively Purchased and Retired for Withholding Taxes	(5,129)	(2,485)
Other, Net	(775)	139
Net Cash Used by Financing Activties of Discontinued Operations	—	(4,698)
Net Cash Used by Financing Activities	(114,476)	(61,979)

Increase in Cash and Cash Equivalents	47,732	101,297
Effect of Foreign Currency Fluctuations on Cash of Discontinued Operations	—	(107)
Cash and Cash Equivalents at Beginning of Period	164,479	73,612

Cash and Cash Equivalents at End of Period	$212,211	$174,802

Cash and Cash Equivalents of Continuing Operations	$212,211	$164,479
Cash and Cash Equivalents of Discontinued Operations	—	$10,323

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$18,141	$19,194
Income Taxes	77,824	41,753
Non-Cash Activity:
Assets Acquired Under Capital Leases	8,866	12,144
Note Received in Connection with Sale of Investments	—	2,855

Harris Teeter Supermarkets, Inc.
Other Statistics
(dollars in thousands)

	13 Weeks Ended				52 Weeks Ended
	October 2, 2012		October 2, 2011		October 2, 2012		October 2, 2011
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin

LIFO Charge (Credit)	$(4,364)	-0.38%	$(166)	-0.02%	$3,024	0.07%	$11,059	0.26%

Operating Profit Analysis:
Harris Teeter operating profit without Lowes
Foods incremental transaction costs	$49,567	4.34%	$45,043	4.09%	$207,999	4.59%	$191,070	4.45%
Lowes Foods incremental transaction costs	(7,482)	-0.65%	—	0.00%	(29,810)	-0.66%	—	0.00%
Corporate operating loss without gains
from insurance proceeds	(2,413)	-0.21%	(1,991)	-0.18%	(10,327)	-0.23%	(10,364)	-0.24%
Gains from insurance proceeds	—	0.00%	—	0.00%	3,116	0.07%	—	0.00%
Consolidated operating profit	$39,672	3.47%	$43,052	3.91%	$170,978	3.77%	$180,706	4.22%

New Store Pre-Opening Costs (excluding
stores acquired from Lowes Foods)	$1,365	0.12%	$1,673	0.15%	$5,839	0.13%	$7,027	0.16%

Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening

			13 Weeks Ended		52 Weeks Ended
			October 2,	October 2,	October 2,	October 2,
			2012	2011	2012	2011
Comparable Store Sales Increase			3.01%	5.00%	3.97%	3.27%

Comparable Active Household Increase			1.18%	1.13%	1.61%	1.69%

Store Brand Penetration Based on Units			24.74%	24.58%	24.26%	23.95%

Store Brand Penetration Based on Sales			25.22%	25.12%	25.15%	24.57%

Store Count
Beginning number of stores			201	204	204	199
Opened during the period			7	1	13	7
Temporarily closed during the period			—	—	(1)	—
Closed during the period			—	(1)	(8)	(2)
Stores in operation at end of period			208	204	208	204

Number of Major Store Remodels Completed			9	4	12	8
Number of Expansion Remodels Included Above			5	—	6	—

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period. If the location is closed during the construction period, the sales during the reporting period are removed from the calculation.  If the location is completely rebuilt, it is reported as a replacement store and included in the same store sales calculation for the weeks actually open